EXHIBIT 99.1

CEO Issues Letter to Shareholders About ‘Complete the Transformation’ Communication Campaign

PLANO, Texas, August xx, 2026 (ACCESSWIRE) -- Intrusion Inc. (NASDAQ: INTZ) (“Intrusion” or the “Company”), a leader in AI-powered cyberattack prevention and managed cybersecurity solutions, today issued the following letter to its shareholders from its President & Chief Executive Officer, Tony Scott, and its Chairman of the Board, Anthony LeVecchio.

Dear Fellow Intrusion Shareholder,

Cybersecurity is undergoing one of the most significant transformations in its history. Organizations today face increasingly sophisticated threats while simultaneously confronting growing complexity, limited cybersecurity talent, and rising demands to protect critical data and operations. As a result, customers are looking beyond standalone security products toward integrated platforms that combine artificial intelligence, proprietary threat intelligence, managed services, and trusted long-term partners capable of delivering measurable security outcomes.

Management believes these industry trends are reshaping the cybersecurity market, and they have also shaped the strategic decisions we have made at Intrusion. Our objective is not simply to participate in this changing market, but to build a stronger company positioned to compete and create long-term value as the industry evolves.

With that objective in mind, we announced the acquisition of VigilAigent. We did not pursue this transaction simply to add another product or increase revenue. We believe it meaningfully strengthens Intrusion by expanding our recurring revenue base, broadening our commercial customer relationships, enhancing our artificial intelligence capabilities, increasing our managed security expertise, and creating opportunities to improve operating efficiency through thoughtful integration.

As previously disclosed, the combined organization brings together complementary technologies, experienced cybersecurity professionals, proprietary threat intelligence, managed detection and response capabilities, and an expanded ecosystem of customers and channel partners. Management believes these assets create a stronger foundation upon which to continue building Intrusion for the years ahead.

What We've Accomplished Since Closing

•	Advanced integration of the combined organizations while maintaining customer support and service continuity.
•	Identified more than $3 million in annualized operating cost synergies, as previously disclosed by management.
•	Continued commercial momentum through publicly announced customer renewals, new business, and partner engagement.
•	Expanded the Company's strategic foundation with enhanced Ai capabilities, managed security expertise, and a broader commercial platform.

These accomplishments are only the beginning. Our objective is not simply to integrate two organizations. It is to build a platform that can innovate faster, serve customers more effectively, and create durable value over the long term. We recognize that transformation requires disciplined execution, accountability, and sustained performance. Those principles will continue to guide every decision we make.

At our upcoming Annual Meeting, shareholders will be asked to consider Proposal 3, which seeks the shareholder approval required under applicable Nasdaq rules to complete the transaction framework described in our definitive proxy statement. After careful consideration, your Board of Directors unanimously recommends that shareholders vote FOR Proposal 3 because it believes completing the transaction is in the best interests of the Company and its shareholders.

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Your vote is important regardless of how many shares you own. We encourage you to review the proxy materials carefully and submit your vote as soon as possible. Every vote helps ensure that your voice is represented as we continue building the next chapter of Intrusion.

On behalf of our Board of Directors and our entire team, thank you for your continued support, confidence, and investment in Intrusion. We appreciate the trust you have placed in us, and we look forward to sharing our continued progress as we work to complete the transformation and accelerate the future.

Please take the following steps today:

1.	Locate the proxy card, voting instruction form, or proxy email sent to you.
2.	Review the definitive proxy statement.
3.	Follow the instructions to vote online, by telephone, or by mail.
4.	Vote each eligible account in which you held Intrusion shares on June 30, 2026.

Shareholders who hold shares through multiple brokerage accounts may receive separate control numbers and should vote each account separately.

The Annual Meeting will be conducted virtually at:

www.virtualshareholdermeeting.com/INTZ2026

You may access the Company’s proxy materials at:

Click Here for Proxy Statement

Thank you for your investment in Intrusion and for taking the time to participate in this important shareholder decision.

Sincerely,

Anthony Scott Chief Executive Officer Intrusion Inc.	Anthony LeVecchio Chairman of the Board Intrusion Inc.

Important Information & Participant Disclosure: This letter is not a substitute for the definitive proxy statement. Shareholders should read the definitive proxy statement and other relevant filings carefully and in their entirety before voting. Information regarding the participants in the proxy solicitation is set forth in the Company's Definitive Proxy Statement filed on July 20, 2026.

About Intrusion Inc.

Intrusion Inc. is a cybersecurity company based in Plano, Texas, specializing in advanced threat intelligence. At the core of its capabilities is a proprietary database that catalogs the historical behavior, associations, and reputational risk of IPv4 and IPv6 addresses, domain names, and hostnames. Built on years of gathering global internet intelligence and supporting government entities, this data forms the backbone of Intrusion's commercial solutions.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our financial position; our ability to continue our business as a going concern; our business, sales, and marketing strategies and plans; our ability to successfully market, sell, and deliver our Intrusion Shield commercial product and solutions to an expanding customer base; statements regarding Proposal 3, the expected synergies of the VigilAigent acquisition, and potential dilution or share issuances, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements contained in this press release include, but are not limited to, such statements.

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You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in our filings with the Securities and Exchange Commission, including but not limited to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as the same may be updated from time to time.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

IR Contact:

Alpha IR Group

Mike Cummings or Josh Carroll

INTZ@alpha-ir.com

Source: Intrusion Inc.

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